Mr. R. Lee Haney
5026 Kensington
San Diego, CA 92116
                                          September 2, 1994


Dear Mr. Haney:

I am pleased to present Orange and Rockland's offer of employment to you for the position of Vice President - Chief Financial Officer effective October 1, 1994 or as soon as you are available. The general details are as follows:

Position: Vice President - Chief Financial Officer reporting to the CEO

Base Salary: $195,000 per year

Incentive Compensation: Participation in the Orange and Rockland Utilities, Inc. Incentive Compensation Program in 1994 and beyond at a level of 20% for the annual program and 20% per year for the long term program. For 1994, participation will be prorated for the period you are employed at Orange Rockland.

Vacation: Four weeks per year upon employment; five weeks after seven years.

Insurance: Eligibility for all insurance programs such as medical, dental, vision and prescription drugs, and any other benefits afforded to management employees per plan provisions. Eligibility will begin on the first of the month after hire.

Sick Leave: Per Company policy, with immediate participation of five days for 1994 and 10 days for 1995 recognizing industry standards and taking into account your seniority and experience as of date of hire.

Severance: Participation in the Company's Severance Policy with the exception that upon termination by the Company for its convenience other than for cause, the benefit level will be set at the maximum of 52 weeks.

Management Savings Plan: Eligible for participation after one calendar year of employment, per plan provisions.

Supplemental Executive Retirement Plan: Eligible for immediate vesting in the plan and a benefit formula based on the granting of two years of service for each of the first five years of actual service. For example, after five years of service, the benefit formula will be calculated as if you had achieved ten years. Regular plan provisions will take effect in the sixth year at which time a portion of incentive compensation will be included in the calculation of the retirement benefit.

Employees' Retirement Plan of Orange and Rockland Utilities, Inc.: Eligible for participation per plan provisions.


Mr. R. Lee Haney
September 2, 1994
Page 2





Relocation Allowance: The reasonable costs of relocating you and your family to the Orange and Rockland service territory from San Diego, California. This will include the following:

      (a) Reasonable costs for you and your family for relocation trips.

      (b) Reasonable moving and necessary storage of household goods and temporary housing for you and your family.

      (c) Reasonable selling costs for sale of San Diego home including real estate broker fees and other fees, swing loan interest expense for six months, if necessary, and points and fees for loan on home purchase in the area, as necessary.

      (d) Reasonable costs for the possible shipment of up to two vehicles, if necessary.

      (e) Temporary use of rental and pool vehicle(s) until the arrival of personal vehicle(s).

      (f) Payment of reasonable receipted miscellaneous relocation expenses, as necessary.

Tax Gross-Up: Gross up for taxes on all Relocation Allowances set forth above.

Indemnification: Per Company policy.

D&O Insurance: Per Company policy.


Lee, on behalf of the entire Board and management team - Welcome! I'm especially glad that you are joining O&R and I look forward to working with you in the near future.

                                  Sincerely,



                                  D.L. Peoples
                                  Vice Chairman and
                                  Chief Executive Officer

Agreed:_R. Lee Haney___

Date:__9-4-94__________